UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

Rubrik, Inc.

(Name of Issuer)

Class A Common Stock, $0.000025 par value

(Title of Class of Securities)

781154109

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Venture Partners IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		13,319,816 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		13,319,816 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

13,319,816 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

7.3% of Common Stock (16.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by Lightspeed Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“Lightspeed IX”), Lightspeed General Partner IX, L.P., a Cayman Islands exempted limited partnership (“LGP IX”), Lightspeed Ultimate General Partner IX, Ltd., a Cayman Islands company limited by shares (“LUGP IX”), Lightspeed SPV I, LLC, a Delaware limited liability company (“Lightspeed SPV I”), Lightspeed SPV I-B, LLC, a Delaware limited liability company (“Lightspeed SPV I-B”), Lightspeed SPV I-C, LLC, a Delaware limited liability company (“Lightspeed SPV I-C”), LS SPV Management, LLC, a Delaware limited liability company ("LS SPV”), Lightspeed Venture Partners Select II, L.P., a Cayman Islands exempted limited partnership (“Lightspeed Select II”), Lightspeed General Partner Select II, L.P., a Cayman Islands exempted limited partnership (“LGP Select II”), Lightspeed Ultimate General Partner Select II, Ltd., a Cayman Islands company limited by shares (“LUGP Select II”), Lightspeed Venture Partners X, L.P., a Cayman Islands exempted limited partnership (“Lightspeed X”), Lightspeed Affiliates X, L.P., a Cayman Islands exempted limited partnership (“Lightspeed Affiliates X”), Lightspeed General Partner X, L.P., a Cayman Islands exempted limited partnership (“LGP X”), Lightspeed Ultimate General Partner X, Ltd., a Cayman Islands exempted limited partnership (“LUGP X”), Barry Eggers (“Eggers”), Ravi Mhatre (“Mhatre”) and Peter Nieh (“Nieh” and, with Lightspeed IX, LGP IX, LUGP IX, Lightspeed SPV I, Lightspeed SPV I-B, Lightspeed SPV I-C, LS SPV, Lightspeed Select II, LGP Select II, LUGP Select II, Lightspeed X, Lightspeed Affiliates X, LGP X, LUGP X, Eggers and Mhatre collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX. As such, each of LUGP IX and LGP IX possesses power to direct the voting and disposition of the shares owned by Lightspeed IX and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed IX.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2024 (the “Form 10-Q”). The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed General Partner IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		13,319,816 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		13,319,816 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

13,319,816 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

7.3% of Common Stock (16.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX. As such, each of LUGP IX and LGP IX possesses power to direct the voting and disposition of the shares owned by Lightspeed IX and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed IX.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Ultimate General Partner IX, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		13,319,816 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		13,319,816 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

13,319,816 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

7.3% of Common Stock (16.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX. As such, each of LUGP IX and LGP IX possesses power to direct the voting and disposition of the shares owned by Lightspeed IX and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed IX.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed SPV I, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Delaware

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		6,015,457 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		6,015,457 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

6,015,457 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

3.3% of Common Stock (8.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 6,015,457 shares of Class B Common Stock held by Lightspeed SPV I, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LS SPV serves as the manager of Lightspeed SPV I. As such, LS SPV possesses power to direct the voting and disposition of the shares owned by Lightspeed SPV I and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed SPV I.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed SPV I-B, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Delaware

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		5,094,719 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		5,094,719 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,094,719 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

2.8% of Common Stock (6.9% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 5,094,719 shares of Class B Common Stock held by Lightspeed SPV I-B, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LS SPV serves as the manager of Lightspeed SPV I-B. As such, LS SPV possesses power to direct the voting and disposition of the shares owned by Lightspeed SPV I-B and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed SPV I-B.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed SPV I-C, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Delaware

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		3,566,303 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		3,566,303 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,566,303 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

2.0% of Common Stock (4.9% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 3,566,303 shares of Class B Common Stock held by Lightspeed SPV I-C, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LS SPV serves as the manager of Lightspeed SPV I-C. As such, LS SPV possesses power to direct the voting and disposition of the shares owned by Lightspeed SPV I-C and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed SPV I-C.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons LS SPV Management, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Delaware

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		14,676,479 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		14,676,479 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

14,676,479 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

8.1% of Common Stock (17.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Consists of (i) 6,015,457 shares of Class B Common Stock held by Lightspeed SPV I, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I, (ii) 5,094,719 shares of Class B Common Stock held by Lightspeed SPV I-B, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-B, and (iii) 3,566,303 shares of Class B Common Stock held by Lightspeed SPV I-C, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-C. LS SPV serves as the manager of each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C. As such, LS SPV possesses power to direct the voting and disposition of the shares owned by each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C and may be deemed to have indirect beneficial ownership of the shares held by each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Venture Partners Select II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		3,093,410 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		3,093,410 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,093,410 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

1.7% of Common Stock (4.3% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II. As such, each of LUGP Select II and LGP Select II possess power to direct the voting and disposition of the shares owned by Lightspeed Select II and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Select II.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed General Partner Select II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		3,093,410 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		3,093,410 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,093,410 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

1.7% of Common Stock (4.3% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II. As such, each of LUGP Select II and LGP Select II possess power to direct the voting and disposition of the shares owned by Lightspeed Select II and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Select II.

(3)

The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Ultimate General Partner Select II, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		3,093,410 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		3,093,410 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,093,410 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

1.7% of Common Stock (4.3% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II. As such, each of LUGP Select II and LGP Select II possess power to direct the voting and disposition of the shares owned by Lightspeed Select II and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Select II.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Venture Partners X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		406,637 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		406,637 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

406,637 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

0.2% of Common Stock (0.6% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of Lightspeed X. As such, each of LUGP X and LGP X possess power to direct the voting and disposition of the shares owned by Lightspeed X and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed X.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Affiliates X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		18,084 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		18,084 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

18,084 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

0.0% of Common Stock (0.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of the Reporting Person. LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of Lightspeed Affiliates X. As such, each of LUGP X and LGP X possess power to direct the voting and disposition of the shares owned by Lightspeed Affiliates X and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Affiliates X.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed General Partner X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		424,721 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		424,721 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

424,721 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

0.2% of Common Stock (0.6% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed X and (ii) 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Affiliates X. LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of each of Lightspeed X and Lightspeed Affiliates X. As such, each of LUGP X and LGP X possess power to direct the voting and disposition of the shares owned by each of Lightspeed X and Lightspeed Affiliates X and may be deemed to have indirect beneficial ownership of the shares held by each of Lightspeed X and Lightspeed Affiliates X.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Lightspeed Ultimate General Partner X, Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

Cayman Islands

	5.	SOLE VOTING POWER

Number of		0
Shares	6.	Shared Voting Power
Beneficially
Owned by		424,721 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		0
	8.	Shared Dispositive Power

		424,721 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

424,721 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

0.2% of Common Stock (0.6% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed X and (ii) 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Affiliates X. LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of each of Lightspeed X and Lightspeed Affiliates X. As such, each of LUGP X and LGP X possess power to direct the voting and disposition of the shares owned by each of Lightspeed X and Lightspeed Affiliates X and may be deemed to have indirect beneficial ownership of the shares held by each of Lightspeed X and Lightspeed Affiliates X.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Barry Eggers
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

United States

	5.	SOLE VOTING POWER

Number of		56,736 shares
Shares	6.	Shared Voting Power
Beneficially
Owned by		31,514,426 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		56,736 shares
	8.	Shared Dispositive Power

31,514,426 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

31,571,162 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

17.4% of Common Stock (31.4% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed IX, (ii) 6,015,457 shares of Class B Common Stock held by Lightspeed SPV I, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I, (iii) 5,094,719 shares of Class B Common Stock held by Lightspeed SPV I-B, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-B, (iv) 3,566,303 shares of Class B Common Stock held by Lightspeed SPV I-C, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-C, (v) 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Select II, (vi) 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed X and (vii) 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Affiliates X. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX; LS SPV serves as the manager of each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C; LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II; and LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of each of Lightspeed X and Lightspeed Affiliates X. Eggers, Mhatre and Nieh are directors of LGP IX, LUGP IX, LGP Select II, LUGP Select II, LGP X and LUPG X and the managing members of LS SPV and share voting and dispositive power over the shares held by the foregoing entities.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Ravi Mhatre
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

United States

	5.	SOLE VOTING POWER

Number of		162,309 shares
Shares	6.	Shared Voting Power
Beneficially
Owned by		31,514,426 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		162,309 shares
	8.	Shared Dispositive Power

31,514,426 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

31,676,735 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

17.4% of Common Stock (31.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed IX, (ii) 6,015,457 shares of Class B Common Stock held by Lightspeed SPV I, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I, (iii) 5,094,719 shares of Class B Common Stock held by Lightspeed SPV I-B, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-B, (iv) 3,566,303 shares of Class B Common Stock held by Lightspeed SPV I-C, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-C, (v) 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Select II, (vi) 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed X and (vii) 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Affiliates X. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX; LS SPV serves as the manager of each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C; LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II; and LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of each of Lightspeed X and Lightspeed Affiliates X. Eggers, Mhatre and Nieh are directors of LGP IX, LUGP IX, LGP Select II, LUGP Select II, LGP X and LUPG X and the managing members of LS SPV and share voting and dispositive power over the shares held by the foregoing entities.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 781154109

1.	Names of Reporting Persons Peter Nieh
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY

4.	Citizenship or Place of Organization

United States

	5.	SOLE VOTING POWER

Number of		156,736 shares
Shares	6.	Shared Voting Power
Beneficially
Owned by		31,514,426 shares (2)
Each	7.	Sole Dispositive Power
Reporting
Person With		156,736 shares
	8.	Shared Dispositive Power

31,514,426 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

31,671,162 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9)

17.4% of Common Stock (31.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (See Instructions)

IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 13,319,816 shares of Class B Common Stock held by Lightspeed IX, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed IX, (ii) 6,015,457 shares of Class B Common Stock held by Lightspeed SPV I, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I, (iii) 5,094,719 shares of Class B Common Stock held by Lightspeed SPV I-B, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-B, (iv) 3,566,303 shares of Class B Common Stock held by Lightspeed SPV I-C, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed SPV I-C, (v) 3,093,410 shares of Class B Common Stock held by Lightspeed Select II, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Select II, (vi) 406,637 shares of Class B Common Stock held by Lightspeed X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed X and (vii) 18,084 shares of Class B Common Stock held by Lightspeed Affiliates X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Lightspeed Affiliates X. LUGP IX serves as the sole general partner of LGP IX, which serves as the sole general partner of Lightspeed IX; LS SPV serves as the manager of each of Lightspeed SPV I, Lightspeed SPV I-B and Lightspeed SPV I-C; LUGP Select II serves as the sole general partner of LGP Select II, which serves as the sole general partner of Lightspeed Select II; and LUGP X serves as the sole general partner of LGP X, which serves as the sole general partner of each of Lightspeed X and Lightspeed Affiliates X. Eggers, Mhatre and Nieh are directors of LGP IX, LUGP IX, LGP Select II, LUGP Select II, LGP X and LUPG X and the managing members of LS SPV and share voting and dispositive power over the shares held by the foregoing entities.

(3)	The Common Stock beneficial ownership percentage is based on a total of 181,653,211 shares of Common Stock (69,118,119 shares of Class A Common Stock and 112,535,092 shares of Class B Common Stock) outstanding as of August 31, 2024, as reported in the Form 10-Q, filed with the SEC on September 12, 2024. The Class A Common Stock beneficial ownership percentage is based on 69,118,119 shares of the Issuer’s Class A Common Stock outstanding as of August 31, 2024, as reported in the Form 10-Q, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

Item 1.
(a)	Name of Issuer Rubrik, Inc.
(b)	Address of Issuer’s Principal Executive Offices 3495 Deer Creek Road, Palo Alto, CA 94304
Item 2.
(a)

Name of Person Filing

Lightspeed Venture Partners IX, L.P. (“Lightspeed IX”)

Lightspeed General Partner IX, L.P. (“LGP IX”)

Lightspeed Ultimate General Partner IX, Ltd. (“LUGP IX”)

Lightspeed SPV I, LLC (“Lightspeed SPV I”)

Lightspeed SPV I-B, LLC (“Lightspeed SPV I-B”)

Lightspeed SPV I-C, LLC (“Lightspeed SPV I-C”)

LS SPV Management, LLC (“LS SPV”)

Lightspeed Venture Partners Select II, L.P. (“Lightspeed Select II”)

Lightspeed General Partner Select II, L.P. (“LGP Select II”)

Lightspeed Ultimate General Partner Select II, Ltd. (“LUGP Select II”)

Lightspeed Venture Partners X, L.P. (“Lightspeed X”)

Lightspeed Affiliates X, L.P. (“Lightspeed Affiliates X”)

Lightspeed General Partner X, L.P. (“LGP X”)

Lightspeed Ultimate General Partner X, Ltd. (“LUGP X”)

Barry Eggers (“Eggers”)

Ravi Mhatre (“Mhatre”)

Peter Nieh (“Nieh”)

(b)	Address of Principal Business Office or, if none, Residence c/o Lightspeed Venture Partners 2200 Sand Hill Road Menlo Park, CA 94025

(c)	Citizenship
	Entities:	Lightspeed IX	-	Cayman Islands
		LGP IX	-	Cayman Islands
		LUGP IX	-	Cayman Islands
		Lightspeed SPV I	-	Delaware
		Lightspeed SPV I-B		Delaware
		Lightspeed SPV I-C		Delaware
		LS SPV	-	Delaware
		Lightspeed Select II	-	Cayman Islands
		LGP Select II	-	Cayman Islands
		LUGP Select II	-	Cayman Islands
		Lightspeed X	-	Cayman Islands
		Lightspeed Affiliates X	-	Cayman Islands
		LGP X	-	Cayman Islands
		LUGP X	-	Cayman Islands

	Individuals:	Eggers	-	United States
		Mhatre	-	United States
		Nieh	-	United States

(d)	Title of Class of Securities Class A Common Stock (“Class A Common Stock”)
(e)	CUSIP Number 781154109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of September 30, 2024:

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person
(b)	Percent of class: See Row 11 of cover page for each Reporting Person
(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
	(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
	(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
	(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2024

Lightspeed Venture Partners IX, L.P.

By:	Lightspeed General Partner IX, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner IX, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner IX, L.P.

By:	Lightspeed Ultimate General Partner IX, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Director

Lightspeed Ultimate General Partner IX, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed SPV I, LLC
Lightspeed SPV I-B, LLC
Lightspeed SPV I-C, LLC

By:	LS SPV Management, LLC
Its	Manager

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Managing Member

LS SPV Management, LLC

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Managing Member

Lightspeed Venture Partners Select II, L.P.

By:	Lightspeed General Partner Select II, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner Select II, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner Select II, L.P.

By:	Lightspeed Ultimate General Partner Select II, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Ultimate General Partner Select II, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Venture Partners X, L.P.

By:	Lightspeed General Partner X, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Affiliates X, L.P.

By:	Lightspeed General Partner X, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner X, L.P.

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Ultimate General Partner X, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

/s/ Barry Eggers
Barry Eggers

/s/ Ravi Mhatre
Ravi Mhatre

/s/ Peter Nieh
Peter Nieh

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A	Joint Filing Agreement

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Class A Common Stock of Rubrik, Inc. is filed on behalf of each of us.

Dated: November 14, 2024

Lightspeed Venture Partners IX, L.P.

By:	Lightspeed General Partner IX, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner IX, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner IX, L.P.

By:	Lightspeed Ultimate General Partner IX, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Director

Lightspeed Ultimate General Partner IX, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed SPV I, LLC
Lightspeed SPV I-B, LLC
Lightspeed SPV I-C, LLC

By:	LS SPV Management, LLC
Its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Managing Member

LS SPV Management, LLC

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Managing Member

Lightspeed Venture Partners Select II, L.P.

By:	Lightspeed General Partner Select II, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner Select II, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner Select II, L.P.

By:	Lightspeed Ultimate General Partner Select II, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Ultimate General Partner Select II, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Venture Partners X, L.P.

By:	Lightspeed General Partner X, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Affiliates X, L.P.

By:	Lightspeed General Partner X, L.P.
its	General Partner

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed General Partner X, L.P.

By:	Lightspeed Ultimate General Partner X, Ltd.
its	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

Lightspeed Ultimate General Partner X, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Director

/s/ Barry Eggers
Barry Eggers

/s/ Ravi Mhatre
Ravi Mhatre

/s/ Peter Nieh
Peter Nieh